Exhibit 10.4
EXECUTION COPY
December 15, 2020
Mr. Dan Gallagher
7900 Ruxwood Road
Towson, MD 21204
Dear Dan:
You and Robinhood Markets, Inc. (“Robinhood” or the “Company”) entered in a letter agreement regarding your employment on April 28, 2020 (the “Prior Agreement”) pursuant to which you joined us as Robinhood’s Chief Legal Officer on May 12, 2020 (your “Start Date”). On August 19, 2020, you and the Company entered into an amendment letter agreement (the “Amendment Letter”), which amended and replaced the Prior Agreement in its entirety and pursuant to which you continue serving as Robinhood’s Chief Legal Officer. This second amendment letter agreement (this “Second Amendment Letter”) now amends and replaces the Amendment Letter in its entirety.
EMPLOYMENT BY THE COMPANY
1.Position and Duties. You will continue to serve as Robinhood’s Chief Legal Officer, reporting to the CEO. In this role, you will serve as the head of Robinhood’s legal department, be responsible for managing the legal affairs of the Company and have such additional duties and responsibilities as may reasonably be assigned to you by the CEO.
2.Location. You will continue to work from Company’s office in the DC Metro Area. You understand and agree that you may be required to travel to the Company’s headquarters in Menlo Park, California, or other locations outside of the DC Metro Area in connection with the performance of your duties. You will be expected to travel to the Company’s headquarters on average one week per calendar month.
COMPENSATION AND BENEFITS
3.Base Salary. Your starting annual salary is $400,000, paid semi-monthly on Robinhood’s regularly scheduled pay dates (your “Base Salary”).
4.Retention Bonus. You were already granted a cash retention bonus in the amount of $2,100,000, less applicable taxes and deductions (the “First Retention Bonus”), which will be earned and vested with respect to 1/12th of the total amount on each monthly anniversary of your Start Date. You will receive a second cash retention bonus in the amount of an additional $2,100,000, less applicable taxes and deductions, in December 2020 (the “Second Retention Bonus” and together with the First Retention Bonus, the “Retention Bonus”). The Second Retention Bonus will be earned and vested with respect to 1/12th of the total amount on each monthly anniversary of your Start Date beginning on the 13th monthly anniversary of your Start Date and concluding on the 24th monthly anniversary of continued employment following your Start Date. Except as provided in

Section 7 and Section 8 of this Second Amendment Letter, in the event that your employment terminates for any reason prior to May 12, 2022, you will be required to repay to the Company an amount equal to the Retention Bonus you received (net of any withholding by the Company) less any vested portion thereof on or before your last day of employment. No other retention bonuses will be owed or paid under the terms of this Second Amendment Letter.
5.Equity Incentive Awards. You have already been granted restricted stock units (“RSUs”) to acquire 308,419 shares and 1,332,014 shares of Robinhood’s Common Stock (the “Initial RSUs”) and stock options to purchase 264,360 shares of Robinhood’s Common Stock (the “Initial Option”, and together with the Initial RSUs, the “Initial Grants”). As soon as practicable following the date of this Second Amendment Letter, subject to approval by the Board of Directors (the “Board”), you will be granted additional RSUs to acquire 270,968 shares of Robinhood’s Common Stock (the “Supplemental RSUs”). The Supplemental RSUs will be subject to the terms and conditions applicable to equity compensation granted under Robinhood’s 2020 Equity Incentive Plan or such other equity incentive plan as may be in effect from time to time (the “Plan”) and a notice of award and award agreement (the “Award Agreement”), as will be delivered to you following such grant, but subject to the provisions of this Second Amendment Letter. In the event of any conflict between the provisions of the Plan and this Second Amendment Letter, the terms of this Second Amendment Letter will prevail.
(a)RSUs. The Initial RSUs already granted pursuant to Section 5 above will vest and settle in accordance with the terms of the applicable notice of award and award agreement evidencing such grants, which have been provided to you. The Supplemental RSUs will be subject to vesting based on the satisfaction of two requirements: (i) a time-based service requirement, and (ii) a liquidity event requirement. The time-based service requirement will be satisfied with respect to 1/12th of the total number of shares underlying the Supplemental RSUs on January 1, 2021, and with respect to the balance of the shares underlying the Supplemental RSUs in equal quarterly installments beginning on the first day of Robinhood’s second fiscal quarter in 2021 and then on each quarterly anniversary thereafter, such that the time-based service requirement will be satisfied with respect to 100% of the shares underlying the Supplemental RSUs on October 1, 2023, in each case subject to your continued employment. The liquidity event requirement will be satisfied on the earliest to occur of (x) six months following the effective date of the Company’s initial public offering (an “IPO”), or if earlier March 15th of the calendar year following the Company’s IPO; and (y) the date of an Acquisition (as such terms are detailed in the Award Agreement), provided in each case that such event occurs within seven years of the grant of the Supplemental RSUs. Notwithstanding the foregoing, the Board may, in its discretion, elect to grant the Supplemental RSUs described in this Section (a) subject only to service-based vesting or in such other manner as it deems necessary or advisable to maintain an exemption from, or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(b)Options. The Initial Option already granted pursuant to Section 5 above was granted with an exercise price based on the fair market value of the Company’s Common Stock on the date of the grant, as determined by the Board after consideration of an appraisal for purposes of Section 409A. Each Initial Option will become vested and exercisable with respect to 1/4th of the total number of shares underlying the Initial Option on the 12-month anniversary of your Start Date, and as to the balance of shares underlying the Initial Option in equal quarterly installments on each of the 12 quarterly anniversaries thereafter, such that the Initial Option will be fully vested and exercisable on the four-year anniversary of your Start Date, subject to your continued employment, as set forth in the notice of award and award agreement evidencing such grant, which has been provided to you.
6.Benefits; Business Expenses.You’ll continue to have access to Robinhood benefits offerings. Summary details of these plans have been sent separately. Robinhood may modify your benefits from time to time as it deems necessary. In addition, Robinhood will reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of your duties, including any travel expenses incurred by you in connection with your travel to the Company’s headquarters, in accordance with the general reimbursement policy of the Company as may be in effect from time to time, provided, however, that you will be entitled to business/first (i.e., non-economy) class travel while on Company business.
TERMINATION OF EMPLOYMENT
7.Termination of Service. In the event of your cessation of employment, you will be entitled to receive your Accrued Benefits. In addition, if your employment ends due to Involuntary Termination in the period ending on the 12-month anniversary of your Start Date, then subject to the requirements of Section 7(e) below, you will be entitled to the following additional payments and benefits:
(a)Severance. An amount equal to your annual Base Salary, payable in a cash lump-sum, less applicable withholdings, as soon as administratively practicable following the date the Release (defined below) becomes effective and in any event, within 60 days following the date of your Involuntary Termination (the “Severance Amount”). You will no longer have an obligation to repay the Retention Bonus you received.
(b)COBRA. If you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) 12 months following your Involuntary Termination and (ii) the date that you and your covered dependents become eligible for coverage under another employer’s plans; provided that as soon as administratively practicable following the date the Release (defined below) becomes effective, the Company will pay you a cash lump-sum payment equal to the monthly premiums that would have been paid on your behalf had such payments commenced on the date of the Involuntary Termination. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of paying or reimbursing the premiums, the Company will instead provide you with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 7(b), less applicable tax withholdings.
(c)Equity. Each of your outstanding and unvested Initial Grants will automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon will lapse with respect to the number of shares as would have been vested if you had remained in service through the first anniversary of your Start Date.
(d)Notwithstanding the foregoing, in the event that your employment ends due to an Involuntary Termination during the Change in Control Period, then (i) you will be entitled to the Severance Amount and you will no longer have an obligation to repay the Retention Bonus you received and (ii) each of your outstanding and unvested Initial Grants and Supplemental RSUs will automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon will lapse, in each case with respect to 100% of the shares underlying such award as of the date of your Involuntary Termination; provided, in each case, that any performance-based vesting criteria (including the achievement of any liquidity conditions) will be treated in accordance with the applicable award agreement or the Plan governing the terms of such equity award.
(e)Release. You will not be eligible for the severance payment and benefits described in this Section 7 (other than the Accrued Benefits) unless you have first executed a general release of all claims that you may have against the Company or entities or persons affiliated with the Company, in the form prescribed and to be provided to you by the Company (the “Release”), and such Release becomes effective, on or before the 60th day following the date of the Involuntary Termination.
8.Equity Repurchase. In the event you resign from your employment with the Company, other than a resignation in which the Company has grounds to terminate your employment for Cause, for the purpose of commencing employment with any governmental entity (a “Government Employer”) and you are required to divest all or a portion of your Company equity awards in accordance with the conflict of interest policies of the Government Employer prior to the Company’s IPO, (A) you will no longer have an obligation to repay any unvested portion of your Retention Bonus and (B) you may elect to sell to the Company, and require the Company to purchase, all of the shares under your then vested Initial Option granted under Section 5 above (the “Repurchase”) at a purchase price equal to the product of (i) the number of underlying shares subject to such vested awards; multiplied by (ii) the fair market value of a share of the Company’s common stock, as determined by the Board in accordance with the terms of the Plan to which each such award is subject, less the exercise price (the “Election Right”). The Election Right may be exercised at any time during the period commencing on the date that you are first notified by the Government Employer of the applicable divestiture requirement and ending 30 days thereafter, provided that you remain in service with the Government Employer on the date of exercise.

COVENANTS
9.Outside Activities; Policies and Procedures. During the term of your employment with Robinhood, you agree to devote your best efforts and substantially all of your business time and attention to the business of the Company; provided that you may continue to serve as a member of the boards of directors of the entities set forth on Schedule A so long as such service does not interfere in any material respect with your duties and responsibilities hereunder. Moreover, you acknowledge and agree that as an employee of Robinhood, you will be required to comply with the policies in our employee handbook and other policies applicable to your employment.
10.onfidentiality; Arbitration Agreement. You will continue to abide by the Proprietary Information and Invention Assignment Agreement that you executed on or around your Start Date, which, among other things, prohibits unauthorized use or disclosure of Robinhood’s confidential information or any third party proprietary and confidential information. You also acknowledge that the Mutual Agreement to Arbitrate that you executed on or around your Start Date continues in full force and effect.
11.No Breach of Obligations to Prior Employers. We do not want you to violate any obligations you may have to your current or former employers. This includes making sure that you do not disclose any confidential or proprietary information of any former employer or use it in your work for Robinhood. By signing this Second Amendment Letter, you re-affirm that your employment with Robinhood does not violate any agreement between you and your current or past employers.
CERTAIN TAX MATTERS
12.Section 409A.
(a)Separation from Service. For purposes of this Second Amendment Letter, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. To the extent any payment is determined to be subject to (and not exempt from) Section 409A, then to the extent necessary to comply with Section 409A, if the designated payment period for any payment under this Second Amendment Letter begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.
(b)Expense Reimbursement. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Second Amendment Letter (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A, then to the extent necessary to comply with Section 409A (a) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, (b) in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and (c) in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(c)Specified Employee. For purposes of Section 409A of the Code, if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which you are entitled pursuant to this Second Amendment Letter is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided to you until the earlier (i) the expiration of the six-month period measured from your separation from service or (ii) the date of your death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will paid in a lump-sum to you and any remaining payments due pursuant to this Second Amendment Letter will be paid as otherwise provided herein.
13.Section 280G; Limitation on Payments. Notwithstanding anything in this Second Amendment Letter to the contrary, if any payment or distribution to you pursuant to this Second Amendment Letter or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be (a) delivered in full or (b) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, will perform the foregoing calculations. Any good faith determinations of the accounting firm made pursuant to this Section 13 will be final, binding, and conclusive upon all parties.
14.Withholding Taxes. All payments made pursuant to this Second Amendment Letter will be subject to reduction to reflect such federal, state, local or other taxes or charges as are required to be withheld pursuant to any applicable law or regulation.
ADDITIONAL PROVISIONS
15.At-Will Employment. Your employment with Robinhood continues to be “at-will.” This means that either you or Robinhood may terminate the employment relationship at any time, with or without notice, and with or without cause. This at-will relationship cannot be changed, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, signed both by you and a duly authorized officer of Robinhood (other than you).
16.Entire Agreement. This Second Amendment Letter and the referenced agreements and policies constitute the entire agreement between you and Robinhood and supersede any prior understandings or agreements, whether oral or written, between you and Robinhood, including the Prior Agreement and the Amendment Letter.
To accept this Second Amendment Letter, please sign this letter and return it to Marcelo Modica no later than December 18, 2020.

Very truly yours,

Robinhood Markets Inc.

/s/ Vlad Tenev

By: Vlad Tenev, President

Dan Gallagher

/s/ Dan Gallagher

Signature

12/16/20

Date

APPENDIX
DEFINITIONS
Capitalized terms not otherwise defined in the Second Amendment Letter will have the meanings set forth below:
“Accrued Benefits” shall mean your accrued but unpaid Base Salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to you under any applicable employee benefit plan of the Company through and including the date of the Involuntary Termination.
“Cause” shall mean (i) an unauthorized use or disclosure by you of Robinhood’s confidential information or trade secrets, which use or disclosure causes material harm to Robinhood; (ii) a breach by you of any agreement between you and Robinhood, which breach causes material harm to Robinhood; (iii) failure by you to comply with Robinhood’s written policies or rules, which failure causes material harm to Robinhood; (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) your gross negligence or willful misconduct; (vi) a willful continuing failure by you to perform assigned duties after having received written notification of such failure from the Chief Executive Officer and failing to have reasonably cured such failure within 30 days of that notice; or (vii) a failure by you to cooperate in good faith with a governmental or internal investigation of Robinhood or its directors, officers or employees, if Robinhood has requested your cooperation, provided that, as to prongs (ii) and (iii), an event will only constitute Cause after you have been given written notice of the breach or non-compliance from the Chief Executive Officer and you have failed to reasonably cure those conditions, including any material harm resulting to Robinhood from such breach or noncompliance, within 30 days of such notice.
“Change in Control” shall mean (i) the consummation of a merger or consolidation of Robinhood with or into another entity, (ii) a sale of all or substantially all of the assets of Robinhood, or (iii) the dissolution, liquidation or winding up of Robinhood. The foregoing notwithstanding, neither (A) a merger or consolidation of Robinhood, nor (B) any rollup, consolidation or similar corporate transformation of any subsidiary or affiliate of Robinhood that may be your employer, will constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were Robinhood’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of Robinhood’s capital stock immediately prior to such merger or consolidation.
“Change in Control Period” shall mean the period commencing three months prior to a Change in Control and ending 18 months following a Change in Control.

“Chief Executive Officer” shall mean the individual serving in the role of Chief Executive Officer (or, if applicable, either of the individuals serving as co-Chief Executive Officer) of Robinhood or, if no one is serving in the role of Chief Executive Officer or co-Chief Executive Officer, the individual serving in the role of President (or, if applicable, either of the individuals serving as co-President) of Robinhood.
“Involuntary Termination” shall mean either: (i) the termination of your employment by Robinhood other than for Cause; or (ii) your resignation for Good Reason. An Involuntary Termination will not include a termination of your employment by reason of your death or disability, termination of your employment for Cause or your resignation from your employment without Good Reason.
“Good Reason” shall mean your resignation following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your duties, authority or responsibilities; (ii) a material reduction in your Base Salary (for illustrative purposes, a reduction of less than 10% of your Base Salary in any one year will not alone constitute Good Reason); (iii) a material change in the geographic location of your primary work facility or location provided, that a relocation of less than 30 miles from its then present location will not be considered a material change in geographic location; or (iv) Robinhood’s material breach of any obligations under any written agreement or covenant with you. Notwithstanding the foregoing, you will be not entitled to resign for Good Reason without first providing Robinhood with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and Robinhood’s failure to reasonably cure such grounds within a reasonable cure period of not less than 30 days following the date of such notice. In addition, your resignation will not qualify as a resignation for “Good Reason” unless: (A) the grounds for “Good Reason” are not reasonably cured within the cure period specified in the preceding sentence; and (B) you resign within 30 days following the end of such cure period.